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ROMAN DBDR TECH ACQUISITION CORP.

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Roman DBDR Technology Acquisition Corp. at the Forefront of the Digital Asset Revolution with Acquisition of CompoSecure and Subsequent Launch of the Arculus Wallet

Roman DBDR’s strategy looks to capitalize on demand for crypto hardware cold storage wallets with CompoSecure’s Arculus.

AUGUST 5, 2021 - SOMERSET, NJ – The market for cryptocurrency cold storage wallets is heating up as eager users and merchants seek solutions beyond the clunky hardware solutions that exist today. Roman DBDR Tech Acquisition Corp., a special purpose acquisition company, is at the forefront of this digital asset revolution after its proposed acquisition of CompoSecure LLC (CompoSecure), a pioneer and category leader in premium financial cards. The company’s merger with CompoSecure marks a crucial milestone in Roman DBDR’s digital asset technology strategy as it includes the launch of Arculus, a next-generation cryptocurrency cold storage hardware wallet.

CompoSecure’s innovative cryptocurrency security solution, Arculus, leverages the company’s 20-plus years of payment card technology and security expertise to advance overall cryptocurrency adoption. Arculus combines the ease of use of a hot wallet with the safety and security of cold storage, allowing the consumer to maintain control of its digital assets. Arculus has groundbreaking transactional capabilities that enables users to store and manage their digital assets through a highly secure payment card form factor and intuitive mobile wallet, incorporating a unique three-factor authentication system.

“We’re excited to bring a missing element to cryptocurrency wallet solutions. The missing piece of the equation has been delivery of a secure and transactionally capable hardware cold storage wallet, where control of one’s cryptocurrency resides solely with the individual. Arculus’ distinction is in its diverse and secure transactional capabilities. This includes markets such as online gambling, where Arculus can firmly identify users before a large bet is placed, and in online gaming to allow in-game purchases to be managed on a blockchain and within a customer’s digital wallet as opposed to in-game storage,” said Dr. Donald Basile, Co-CEO and Chairman of Roman DBDR.

Arculus elevates the standard in the crypto space when it comes to security and payments. The sleek metal card is air-gapped and contains an EAL 6+ embedded secure element, the highest assurance level of security. The card also must be physically near the mobile device to enable transactions and combines this factor with your personal pin and the biometric security of your mobile device (e.g., fingerprint or facial recognition). The card not only allows consumers to control their own private crypto keys, but it also makes providers feel comfortable entering the crypto market.

“After reviewing numerous business combination opportunities, CompoSecure stood out as a leading platform company that is highly profitable and has technology to enable customers to take advantage of the blockchain and digital asset revolution. We envision a broad ecosystem of hardware, software, payments and services capabilities, and look forward to building and scaling that ecosystem to an over billion dollar net revenue stream by 2025. Combining CompoSecure’s proven business, focus on innovation, superior manufacturing expertise and experienced management team with Roman DBDR’s track record of creating and scaling large market opportunities, we believe this company has significant long-term growth potential,” Basile added.

About Roman DBDR Tech Acquisition Corp.
Roman DBDR is a special purpose acquisition company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. While the Company may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, it intends to focus its search on companies in the technology, media and telecom (“TMT”) industries. The Company is led by its Co-Chief Executive Officers, Dr. Donald G. Basile and Dixon Doll, Jr. The Company’s experienced board of directors includes former NVCA Chairman and longtime venture capitalist Dixon Doll, Global Net Lease (NYSE: GNL) CEO James L. Nelson, former fund manager Paul Misir, investment banker and investor Arun Abraham, and entrepreneur Alan Clingman. For more information, please visit https://www.romandbdr.com/. Roman DBDR raised $236 million in its initial public offering (inclusive of underwriter’s exercise of over-allotment option) in November 2020 and is listed on Nasdaq under the symbol “DBDR.”

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About CompoSecure
Founded in 2000, CompoSecure is a pioneer and category leader in premium payment cards and an emergent provider of cryptocurrency and digital asset storage and security solutions. The company focuses on serving the affluent customers of payment card issuers worldwide using proprietary production methods that meet the highest standards of quality and security. The company offers secure, innovative, and durable proprietary products that implement leading-edge engineering capabilities and security. CompoSecure’s mission is to increase clients’ brand equity in the marketplace by offering products and solutions which differentiate the brands they represent, thus elevating cardholder experience. For more information, please visit www.composecure.com. Arculus™ was created with the mission to promote cryptocurrency adoption by making it safe, simple and secure for the average person to buy, sell and store cryptocurrency. With a strong background in security hardware and financial payments, the Arculus™ solution was developed to allow people to use a familiar payment card form factor to manage their cryptocurrency. For more information, please visit http://www.arculus.co.

On April 19, 2021, CompoSecure announced that it had signed a merger agreement with Roman DBDR Tech Acquisition Corp. (NASDAQ: DBDR) (“Roman DBDR”), a special purpose acquisition company. Upon closing of the proposed merger, the combined company will operate as CompoSecure, Inc. and plans to trade on the Nasdaq stock market. The transaction reflects a pro forma enterprise value for the combined company of approximately $1.2 billion. The transaction is expected to close in the third quarter of 2021 and remains subject to approval by Roman DBDR stockholders, the expiration of the HSR Act waiting period, and other customary closing conditions.

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In connection with the proposed merger, Roman DBDR has filed a preliminary proxy statement with the SEC. A definitive proxy statement will be sent to stockholders of Roman DBDR seeking approval of the proposed merger. The documents relating to the proposed merger (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge by contacting CompoSecure at: William Maina, ICR for CompoSecure, (646) 277-1236,CompoSecure-IR@icrinc.com.